UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2025

Angel Studios, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-56642	46-5217451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 W Center St. Provo, UT 84601
(Address of principal executive offices)

(760) 933-8437
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

None.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

Loan and Security Agreement

On September 8, 2025 (the “Closing Date”), Angel Studios, Inc., a Delaware corporation (the “Company”) and certain of the Company’s subsidiaries entered into a Loan and Security Agreement (the “Credit Facility”) with certain lenders thereunder and Trinity Capital Inc., a Maryland Corporation, as agent for the lenders.

The Credit Facility provides the Company with an up to $100.0 million term loan with a delayed draw feature, which is composed of four committed tranches: (i) the first tranche in an aggregate principal amount of $40.0 million, which was funded on the Closing Date; (ii) the second tranche in an aggregate principal amount equal to $20.0 million, which may be drawn by the Company on or prior to June 30, 2026; (iii) the third tranche in an aggregate principal amount equal to $20.0 million, which may be drawn by the Company on or prior to December 31, 2026 and (iv) the fourth tranche in an aggregate principal amount equal to $20.0 million, which may be drawn by the Company on or prior to June 30, 2027. The availability of each tranche will be subject to achievement by the Company of certain conditions, including, without limitation, achievement of a specified minimum annualized recurring revenue and receipt by the Company of a minimum of net cash proceeds from the sale or issuance of equity. Borrowings under the Credit Facility will be used to pay off certain of the Company’s existing indebtedness, as well as for general working capital purposes and business operations.

The Company's obligations under the Credit Facility will be secured by substantially all of the Company's assets, but shall exclude the equity held by the Company in, and the assets of, the subsidiaries of the Company that are formed from time to time for the primary purpose of raising capital under Regulation A of the Securities Act of 1933. Borrowings under the Credit Facility will bear interest at a variable rate equal to the greater of (x) the Prime Rate (as defined under the Credit Facility) plus 6.0% and (y) 13.5%. The Company will be required to make monthly payments of principal and accrued interest, with the remaining balance being repaid upon maturity on October 1, 2030.

The Credit Facility contain representations, warranties and covenants that are typical for these types of facilities. These covenants include restrictions on mergers or sales of assets and secured debt borrowings, subject to exceptions and limitations. The Credit Facility also requires the Company to maintain a minimum liquidity level and contains events of default applicable to the Company that are customary for agreements of this type.

In connection with the Credit Facility, the Company issued each lender thereunder a Warrant to Purchase Stock (each, a “Warrant” and collectively, the “Warrants”) to purchase an aggregate amount of 273,375 shares of the Company’s Class C Common Stock with an exercise price per share of $39.00. The Warrants vest and become exercisable in proportion to and in conjunction with the advancement of each tranche under the Credit Facility. The Warrants will expire on either September 8, 2035 or, if the Company has a class of stock that becomes publicly traded on a national securities exchange prior to September 8, 2035, the date that is five years after the first date on which such stock becomes publicly traded. The Company also granted the lenders rights to participate in future issuances of the Company’s capital stock pursuant to a Participation Rights Agreement (the “Participation Rights Agreement”).

The Warrants, Credit Facility and Participation Rights Agreement are filed as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, to this Current Report on Form 8-K. The foregoing descriptions thereof do not purport to be complete statements of the parties’ rights and obligations under such documents and are qualified in their entirety by reference to the full text of the Loan and Security Agreement, dated September 8, 2025, each Warrant to Purchase Stock, dated September 8, 2025, and the Participation Rights Agreement, dated September 8, 2025, the terms of which are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 2.03 with respect to the Credit Facility.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report is hereby incorporated by reference into this Item 3.02.  The Warrants and the securities of the Company that may be issued in connection with the Credit Facility and Participation Rights Agreement will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The securities are subject to transfer restrictions, and the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent an effective registration statement under the Securities Act or pursuant to an exemption therefrom.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1*	Warrant to Purchase Stock.
4.2*	Warrant to Purchase Stock.
10.1*	Loan and Security Agreement.
10.2*	Participation Rights Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEL STUDIOS, INC.

Date: September 10, 2025	By:	/s/ Scott Klossner
Scott Klossner
Chief Financial Officer